EXHIBIT 10.41

BOYD GAMING CORPORATION

DEFERRED COMPENSATION PLAN

Amendment Number 2 to Amended and Restated Plan

WHEREAS, Boyd Gaming Corporation (“Employer”) maintains the Boyd Gaming Corporation Deferred Compensation Plan for the Board of Directors and Key Employees (“Plan”); and

WHEREAS, the Employer has reserved to itself the right to amend the Plan at any time it deems necessary or desirable; and

WHEREAS, the Employer desires to amend the Plan to liberalize certain of the requirements relating to deferral elections made by newly-hired employees who desire to become Plan participants.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2003, as follows:

1.	Section 3.2 of the Plan is restated in its entirety to read as follows:

“3.2 An Eligible Employee may enroll and become a Participant by executing an Enrollment Agreement in each calendar year preceding the calendar year in which deferral of compensation is to commence. Notwithstanding the foregoing, a newly-hired Eligible Employee who is otherwise eligible to participate in the Plan shall be permitted to complete an initial Enrollment Agreement within thirty (30) days after his date of hire; provided, however, that any such initial Enrollment Agreement shall only be effective with respect to Compensation earned after the thirtieth (30th) day following his date of hire.”

Except as otherwise provided in this Amendment Number 2 to the Amended and Restated Plan, the Plan is hereby ratified and confirmed in all respects.

EXECUTED this 20th day of November, 2003.

BOYD GAMING CORPORATION, a Nevada Corporation

By:	/s/ DONALD D. SNYDER
Name:	Donald D. Snyder
Its:	President